Exhibit 99.1

Morgan Stanley Second Quarter 2023 Earnings Results

Morgan Stanley Reports Net Revenues of $13.5 Billion, EPS of $1.24 and ROTCE of 12.1%

NEW YORK, July 18, 2023 – Morgan Stanley (NYSE: MS) today reported net revenues of $13.5 billion for the second quarter ended June 30, 2023 compared with $13.1 billion a year ago.  Net income applicable to Morgan Stanley was $2.2 billion, or $1.24 per diluted share,1 compared with net income of $2.5 billion, or $1.39 per diluted share,1 for the same period a year ago. The second quarter of 2023 was impacted by severance costs of $308 million2 associated with an employee action.

James P. Gorman, Chairman and Chief Executive Officer, said, “The Firm delivered solid results in a challenging market environment. The quarter started with macroeconomic uncertainties and subdued client activity, but ended with a more constructive tone. Consistent with our strategy, we continued to attract client assets – Wealth and Investment Management added $100 billion in net new assets, bringing in over $200 billion year-to-date. Our Institutional businesses navigated the markets well through macro uncertainties. We finished the quarter in a strong capital position and raised our quarterly common dividend by 7.5 cents for the second year in a row. We remain confident in our ability to grow in various market environments while maintaining a strong capital position.”

Financial Summary[3],4
Firm ($ millions, except per share data)	2Q 2023	2Q 2022

Net revenues	$13,457	$13,132
Provision for credit losses	$161	$101
Compensation expense	$6,262	$5,550
Non-compensation expenses	$4,222	$4,162
Pre-tax income[9]	$2,812	$3,319
Net income app. to MS	$2,182	$2,495
Expense efficiency ratio[6]	78%	74%
Earnings per diluted share[1]	$1.24	$1.39
Book value per share	$55.24	$54.46
Tangible book value per share	$40.79	$40.07
Return on equity	8.9%	10.1%
Return on tangible equity[5]	12.1%	13.8%
Institutional Securities
Net revenues	$5,654	$6,119
Investment Banking	$1,075	$1,072
Equity	$2,548	$2,960
Fixed Income	$1,716	$2,500
Wealth Management
Net revenues	$6,660	$5,736
Fee-based client assets ($ billions)[10]	$1,856	$1,717
Fee-based asset flows ($ billions)[11]	$22.7	$28.5
Net new assets ($ billions)[7]	$89.5	$52.9
Loans ($ billions)	$144.7	$143.6
Investment Management
Net revenues	$1,281	$1,411
AUM ($ billions)[12]	$1,412	$1,351
Long-term net flows ($ billions)[13]	$1.1	$(3.5)

Highlights

•	The Firm reported net revenues of $13.5 billion and net income of $2.2 billion as our businesses navigated an environment that remains challenging.

•	The Firm delivered ROTCE of 12.1%.[5]

•	The Firm expense efficiency ratio for the first half of the year was 75%.[6] Expenses for the quarter include severance costs of $308 million[2] and integration-related expenses of $99 million.

•	Standardized Common Equity Tier 1 capital ratio was 15.5%.[16]

•
Institutional Securities net revenues of $5.7 billion reflect continued muted activity in Investment Banking and declines in Equity and Fixed Income driven by lower client activity in a less favorable market environment compared to a year ago.

•
Wealth Management delivered strong net new client assets of $90 billion[7] and record net revenues of $6.7 billion, which reflect higher net interest income and the positive impact of DCP. Pre-tax margin was 25.2%,[8] reflecting higher compensation expenses driven by severance costs[2] associated with an employee action, integration-related expenses and higher provisions for credit losses.

•	Investment Management results reflect net revenues of $1.3 billion on AUM of $1.4 trillion and positive net flows.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Leslie Bazos 212-761-5352

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $5.7 billion compared with $6.1 billion a year ago. Pre-tax income was $1.0 billion compared with $1.6 billion a year ago.9

Investment Banking revenues were overall unchanged from a year ago:

•	Advisory revenues decreased from a year ago driven by fewer completed M&A transactions.

•	Equity underwriting revenues increased from a year ago primarily driven by higher follow-on and convertible offerings.

•	Fixed income underwriting revenues increased from a year ago primarily driven by higher investment grade bond issuances.
Equity net revenues down 14% from a year ago:

•	Equity net revenues decreased from a year ago, primarily driven by declines in cash and derivative products on lower client activity and lower volatility in the markets.

Fixed Income net revenues down 31% from a year ago:

•
Fixed Income net revenues decreased from a year ago driven by declines across most products, with the exception of rates, as a result of lower client activity and lower market volatility compared with elevated levels a year ago.

Other:

•
Other revenues increased primarily driven by lower mark-to-market losses, net of loan hedges, and higher net interest income and fees on corporate loans, and mark-to-market gains on investments associated with certain employee deferred compensation plans (DCP) compared to losses in the prior year.

($ millions)	2Q 2023	2Q 2022

Net Revenues	$5,654	$6,119

Investment Banking	$1,075	$1,072
Advisory	$455	$598
Equity underwriting	$225	$148
Fixed income underwriting	$395	$326

Equity	$2,548	$2,960
Fixed Income	$1,716	$2,500
Other	$315	$(413)

Provision for credit losses	$97	$82

Total Expenses	$4,580	$4,483
Compensation	$2,215	$2,050
Non-compensation	$2,365	$2,433

Provision for credit losses:

•	Increases in provisions for credit losses were primarily driven by credit deteriorations in the commercial real estate sector as well as modest growth across the portfolio.

Total Expenses:

•
Compensation expenses increased on severance costs[2] associated with an employee action and expenses related to certain deferred compensation plans linked to investment performance, partially offset by a decline in discretionary compensation on lower revenues.

•	Non-compensation expenses decreased from a year ago primarily driven by lower litigation costs, partially offset by higher investments in technology and higher execution-related expenses.

Wealth Management

Wealth Management reported record net revenues for the current quarter of $6.7 billion compared with $5.7 billion from a year ago. Pre-tax income of $1.7 billion9 in the current quarter resulted in a reported pre-tax margin of 25.2%.8

Net revenues increased 16% from a year ago:

•	Asset management revenues decreased 2% from a year ago reflecting lower asset levels primarily due to declines in the markets.

•
Transactional revenues[14] decreased 2% excluding the impact of mark-to-market gains on investments associated with certain employee deferred compensation plans compared to losses in the prior year quarter. The decrease was due to lower client activity compared to a year ago.

•	Net interest income increased from a year ago on higher interest rates, partially offset by the impact of lower brokerage sweep deposits as clients continue to redeploy balances.

Provision for credit losses:

•	Increases in provisions for credit losses were largely driven by credit deteriorations in the commercial real estate sector.
($ millions)	2Q 2023	2Q 2022

Net Revenues	$6,660	$5,736
Asset management	$3,452	$3,510
Transactional[14]	$869	$291
Net interest income	$2,156	$1,747
Other	$183	$188
Provision for credit losses	$64	$19
Total Expenses	$4,915	$4,196
Compensation	$3,503	$2,895
Non-compensation	$1,412	$1,301

Total Expenses:

•
Compensation expenses increased from a year ago driven by severance costs[2] associated with an employee action and expenses related to certain deferred compensation plans linked to investment performance.

•	Non-compensation expenses increased from a year ago primarily driven by higher investments in technology, litigation, occupancy costs, and professional services.

Investment Management

Investment Management reported net revenues of $1.3 billion, down 9% from a year ago. Pre-tax income was $170 million compared with $249 million a year ago.9

Net revenues decreased 9% from a year ago:

•	Asset management and related fees decreased from a year ago driven primarily by lower average AUM due to the decline in asset values from the prior year quarter and the cumulative effect of outflows.

•
Performance-based income and other revenues decreased from a year ago due to lower accrued carried interest across private funds, partially offset by mark-to-market gains on investments associated with certain employee deferred compensation compared to losses in the prior year quarter.

($ millions)	2Q 2023	2Q 2022

Net Revenues	$1,281	$1,411
Asset management and related fees	$1,268	$1,304
Performance-based income and other	$13	$107
Total Expenses	$1,111	$1,162
Compensation	$544	$605
Non-compensation	$567	$557

Total Expenses:

•
Compensation expenses decreased from a year ago primarily driven by lower compensation associated with carried interest, partially offset by expenses related to certain deferred compensation plans linked to investment performance and severance costs[2] associated with an employee action.

Other Matters

•	The Firm repurchased $1 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•	The Firm reauthorized a multi-year repurchase program of up to $20 billion of outstanding common stock without a set expiration date.

•	The Board of Directors declared a $0.85 quarterly dividend per share, representing an increase of 7.5 cents per share, payable on August 15, 2023 to common shareholders of record on July 31, 2023.

•
Standardized Common Equity Tier 1 capital ratio was 15.5%, 220 basis points above the aggregate standardized approach CET1 requirement inclusive of buffers as of June 30 and 260 basis points above the estimated aggregate standardized approach CET1 requirement that will take effect as of October 1, 2023.

	2Q 2023	2Q 2022
Capital[15]
Standardized Approach
CET1 capital[16]	15.5%	15.2%
Tier 1 capital[16]	17.4%	16.9%
Advanced Approach
CET1 capital[16]	15.9%	15.5%
Tier 1 capital[16]	17.8%	17.1%
Leverage-based capital
Tier 1 leverage[17]	6.7%	6.6%
SLR[4]	5.5%	5.4%
Common Stock Repurchases
Repurchases ($ millions)	$1,000	$2,738
Number of Shares (millions)	12	33
Average Price	$83.86	$82.05
Period End Shares (millions)	1,659	1,723
Effective Tax Rate	21.0%	23.6%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2022 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share of $133 million and $104 million for the second quarter of 2023 and 2022, respectively.

2 The Firm recorded severance costs of $308 million in the second quarter of 2023, associated with an employee action, which were reported in business segments' results as follows: Institutional Securities $207 million, Wealth Management $78 million and Investment Management $23 million.

3 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for, U.S. GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

4 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.

5 Return on average tangible common equity is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average tangible common equity represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

6 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues. For the quarter ended June 30, 2023, Firm results include pre-tax integration-related expenses of $99 million, of which $75 million is reported in the Wealth Management business segment and $24 million is reported in the Investment Management business segment.

7 Wealth Management net new assets represent client inflows, including dividends and interest, and asset acquisitions, less client outflows, and exclude activity from business combinations/divestitures and the impact of fees and commissions.

8 Pre-tax margin represents income before provision for income taxes divided by net revenues.

9 Pre-tax income represents income before provision for income taxes.

10 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

11 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management-related activity.

12 AUM is defined as assets under management.

13 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.

14 Transactional revenues include investment banking, trading, and commissions and fee revenues.

15 Capital ratios are estimates as of the press release date, July 18, 2023.

16 CET1 capital is defined as Common Equity Tier 1 capital.  The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2022 (2022 Form 10-K).

17 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

18 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $78.5 billion and $77.8 billion, and supplementary leverage exposure denominator of approximately $1.4 trillion and $1.5 trillion, for the second quarter of 2023 and 2022, respectively.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022	Change
Revenues:
Investment banking	$1,155	$1,330	$1,150	(13%)	--	$2,485	$2,908	(15%)
Trading	3,802	4,477	3,597	(15%)	6%	8,279	7,580	9%
Investments	95	145	23	(34%)	*	240	98	145%
Commissions and fees	1,090	1,239	1,220	(12%)	(11%)	2,329	2,636	(12%)
Asset management	4,817	4,728	4,912	2%	(2%)	9,545	10,031	(5%)
Other	488	252	(52)	94%	*	740	182	*
Total non-interest revenues	11,447	12,171	10,850	(6%)	6%	23,618	23,435	1%

Interest income	12,048	10,870	3,612	11%	*	22,918	6,262	*
Interest expense	10,038	8,524	1,330	18%	*	18,562	1,764	*
Net interest	2,010	2,346	2,282	(14%)	(12%)	4,356	4,498	(3%)
Net revenues	13,457	14,517	13,132	(7%)	2%	27,974	27,933	--

Provision for credit losses	161	234	101	(31%)	59%	395	158	150%

Non-interest expenses:
Compensation and benefits	6,262	6,410	5,550	(2%)	13%	12,672	11,824	7%

Non-compensation expenses:
Brokerage, clearing and exchange fees	875	881	878	(1%)	--	1,756	1,760	--
Information processing and communications	926	915	857	1%	8%	1,841	1,686	9%
Professional services	767	710	757	8%	1%	1,477	1,462	1%
Occupancy and equipment	471	440	430	7%	10%	911	857	6%
Marketing and business development	236	247	220	(4%)	7%	483	395	22%
Other	947	920	1,020	3%	(7%)	1,867	1,884	(1%)
Total non-compensation expenses	4,222	4,113	4,162	3%	1%	8,335	8,044	4%

Total non-interest expenses	10,484	10,523	9,712	--	8%	21,007	19,868	6%

Income before provision for income taxes	2,812	3,760	3,319	(25%)	(15%)	6,572	7,907	(17%)
Provision for income taxes	591	727	783	(19%)	(25%)	1,318	1,656	(20%)
Net income	$2,221	$3,033	$2,536	(27%)	(12%)	$5,254	$6,251	(16%)
Net income applicable to nonredeemable noncontrolling interests	39	53	41	(26%)	(5%)	92	90	2%
Net income applicable to Morgan Stanley	2,182	2,980	2,495	(27%)	(13%)	5,162	6,161	(16%)
Preferred stock dividend	133	144	104	(8%)	28%	277	228	21%
Earnings applicable to Morgan Stanley common shareholders	$2,049	$2,836	$2,391	(28%)	(14%)	$4,885	$5,933	(18%)

Notes:
-
Firm net revenues excluding mark-to-market gains and losses on deferred cash-based compensation plans (DCP) were: 2Q23: $13,343 million, 1Q23: $14,364 million, 2Q22: $13,847 million, 2Q23 YTD: $27,707 million, 2Q22 YTD: $29,089 million.

-	Firm compensation expenses excluding DCP were: 2Q23: $6,084 million, 1Q23: $6,217 million, 2Q22: $6,048 million, 2Q23 YTD: $12,301 million, 2Q22 YTD: $12,610 million.
-
The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.

Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2023	Mar 31, 2023	Jun 30, 2022	Mar 31, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022	Change

Financial Metrics:

Earnings per basic share	$1.25	$1.72	$1.40	(27%)	(11%)	$2.98	$3.45	(14%)
Earnings per diluted share	$1.24	$1.70	$1.39	(27%)	(11%)	$2.95	$3.41	(13%)

Return on average common equity	8.9%	12.4%	10.1%			10.7%	12.4%
Return on average tangible common equity	12.1%	16.9%	13.8%			14.5%	16.8%

Book value per common share	$55.24	$55.13	$54.46			$55.24	$54.46
Tangible book value per common share	$40.79	$40.68	$40.07			$40.79	$40.07

Financial Ratios:

Pre-tax profit margin	21%	26%	25%			23%	28%
Compensation and benefits as a % of net revenues	47%	44%	42%			45%	42%
Non-compensation expenses as a % of net revenues	31%	28%	32%			30%	29%
Firm expense efficiency ratio	78%	72%	74%			75%	71%
Effective tax rate	21.0%	19.3%	23.6%			20.1%	20.9%

Statistical Data:

Period end common shares outstanding (millions)	1,659	1,670	1,723	(1%)	(4%)
Average common shares outstanding (millions)
Basic	1,635	1,645	1,704	(1%)	(4%)	1,640	1,718	(5%)
Diluted	1,651	1,663	1,723	(1%)	(4%)	1,657	1,739	(5%)

Worldwide employees	82,006	82,266	78,386	--	5%

The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.